FOR IMMEDIATE RELEASE                                       CONTACT
---------------------                                       -------
May  24, 2005                                               Thomas T. Fleming
                                                            Chairman & CEO
                                                            215-471-2358
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                      CORECARE SYSTEMS, INC. (Symbol: CRCS)
                            COMPANY FILES 8-K REPORT
                       ANNOUNCES APPOINTMENT OF AUDIT FIRM
                AND ENGAGEMENT OF SHATTUCK HAMMOND AND LJ KAUFMAN

Philadelphia, PA - ("CRCS"): On May 24, 2005 the Company filed an 8-K Report with the Securities and Exchange Commission announcing the appointment of its audit firm. Effective immediately the Company has appointed Mayer Hoffman McCann LLC as auditor for the fiscal year ended June 30, 2004 and the current fiscal year ending June 30, 2005. The Company's most recent audited financial statements are for the year ended December 31, 1999, and were contained in an annual report on Form 10-KSB filed on November 28, 2000. Subsequently the Company was non-reporting and had no audits of its financial statements. Given the relevancy of information, the Company has focused its efforts on reporting its current results only. Once the auditor has completed audit reports for fiscal years ending 6/30/04 and 6/30/05, the Company intends to file its 10K with the SEC in the Fall, 2005. The Company, then intends to continue its periodic reporting as required.

The Company also announced that it has hired Shattuck Hammond Partners LLC, investment bankers specializing in healthcare advisory services and healthcare real estate, and LJ Kaufman Management Co., a boutique investment banking firm specializing in the behavioral healthcare industry. The Company has engaged these firms to provide strategic planning assistance to the Company and assist the Company in obtaining new financing, refinancing existing debt, purchasers for its assets, and advise the Company regarding other potential strategic transactions including the potential sale or merger of all or part of the Company.

The Corporate Office of CoreCare Systems, Inc. is located at the Blackwell Human Services Campus, 111 North 49th Street, Philadelphia, Pa. 19139. The Corporate Office can be reached at 215-471-2358. The Company's Web Site is www.kirkbridecenter.com. The transfer agent for the Company is Stock Trans of Ardmore, Pa.


Note: This release and oral statements made from time to time by Company representatives concerning the same subject matter may contain so-called "forward-looking statements." These statements can be identified by introductory words such as "expects," "anticipates," "plans," "will," "estimates," "forecasts," "projects," or words of similar meaning and by the fact that they do not relate strictly to historical or current facts. Forward-looking statements frequently are used in discussing new or proposed products or services, or future performance. Forward looking statements are often based upon assumptions of future facts or circumstances outside of the Company's control. Many factors may cause actual results to differ from forward-looking statements including inaccurate assumptions and a broad variety of risks and uncertainties, some of which are known and others of which are not. No forward-looking statement is a guarantee of future results or events, and one should avoid placing undue reliance on such statements. In particular, engagement of an investment banker should not be taken as a prediction that any type of transaction will occur.

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